UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to § 240.14a-12
UiPath, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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UiPath, Inc.
One Vanderbilt Avenue, 60th Floor
New York, New York 10017

ADDITIONAL MATERIALS FOR PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 25, 2026

May 22, 2026

Notice to our Stockholders:

It is with deep regret that we inform you of the passing of Sivaramakichenane Somasegar on May 19, 2026. Mr. Somasegar had been a director of UiPath, Inc. (“UiPath”) since September 2024 and was a nominee standing for election as a director at the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of UiPath to be held on Thursday, June 25, 2026 at 11:00 a.m., Eastern Time.

As a result of Mr. Somasegar’s death, he will no longer stand for election at the Annual Meeting. The Board of Directors of UiPath (the “Board”) has taken action to reduce the size of the Board to eliminate the vacancy, and only the remaining seven nominees named in our Proxy Statement, as filed with the Securities and Exchange Commission on May 12, 2026 (the “Proxy Statement”), will stand for election at the Annual Meeting. The Board has also appointed June Yang to serve on the Nominating and Corporate Governance Committee of the Board.

Any votes cast for Mr. Somasegar will not be counted. If you have already voted your shares by proxy, no further action is needed, and your shares will be voted as specified in your prior vote with respect to the election of the remaining seven nominees, unless you choose to revoke your proxy. If you have not already voted your shares, you may do so by one of the methods described in the Proxy Statement, and your vote with respect to nominees for election as directors will be counted accordingly (other than votes with respect to Mr. Somasegar, which will not be counted).

By Order of the Board of Directors

/s/ Brad Brubaker
Brad Brubaker
Chief Legal Officer and Secretary
New York, New York
May 22, 2026